Contact:  Martin Roenigk                          Stern & Co.
          443-831-6211                            Alex Singal
          mroenigk@compudyne.com                  212-888-0044
          www.compudyne.com                       asingal@sternco.com



       COMPUDYNE COMPLETES SALE OF 1.08 MILLION NEW SHARES;
   CAPITAL INFUSION REDUCES DEBT AND INCREASES EQUITY SIGNIFICANTLY; WILLIAM BLAIR FUND SELLS 1.37 MILLION SHARE POSITION TO INSTITUTIONS; FACILITATES COMPLETION OF TIBURON ACQUISITION, CAPACITY EXPANSION



HANOVER, MD   October 29, 2001 - CompuDyne Corp. (Nasdaq: CDCY), the
industry leader in sophisticated security products, integration and technology for the public security markets, announced today that it had completed the sale of 1.076 million new common shares in a Private Investment Public Equity transaction.

The stock was sold at a price of $12.00 per share and will net the company approximately $12.0 million in new equity capital after fees and expenses. Purchasers were led by 14 institutional investors. The Company filed a resale registration statement on Form S-3 with the Securities and Exchange Commission. The sale was arranged by Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the investment banking firm headquartered in Arlington, Virginia.

FBR also arranged for the sale, via the same transaction, of the approximately 1.37 million CompuDyne common shares and shares underlying warrants owned by William Blair Mezzanine Capital Partners II ("Blair"). Blair will realize $12.8 million from this sale and the Company will realize $2.5 million in net capital proceeds from the Blair sale. In addition, the Company will realize approximately $1.0 million from the exercise of the Blair warrants. In connection with the sale, and the expected imminent retirement of the $9 million of 13.15% Subordinated Debt held by Blair, David Jones of Blair will be leaving the CompuDyne Board of Directors. The Company thanks David for his service over the past three years.

These transactions represent a significant transition for CompuDyne. After the transactions close, CompuDyne will have:

     + Paid off $9 million in very high cost 13.15% Subordinated Debt.

     + Paid off approximately $6.5 million in bank debt, leaving the Company with a relatively modest amount of debt while more than doubling the Company's shareholders' equity.

     + Positioned itself to proceed with the completion of the acquisition of Tiburon, the leader in public safety software for emergency services, which is now expected to close early in 2002.

     + Strengthened its balance sheet and financing availability to prepare for the opportunities expected from the heightened interest worldwide in security products and services. Capital is now readily available for expansion of capacity and selected strategic acquisitions. The Company expects to announce a significant expansion of its Attack Protection Division's (bullet, blast and attack resistant windows and doors) manufacturing capacity as a result of inquiries and opportunities arising since the tragic events of September 11th.

     + Increased its stock "float" by 2.45 million shares and greatly expanded its institutional ownership.

The transaction is expected to be slightly accretive to CompuDyne's earnings in the 4th quarter of 2001 and for the year 2002 due to the retirement of the high cost Subordinated Debt. The Company also anticipates that the heightened exposure of the company from these transactions and the recent national concerns about security will continue to result in improved liquidity in its stock, partly due to a significantly increased number of market makers and due to the expected initiation of research coverage by FBR.



About CompuDyne

Ranked #61 among Forbes Magazine's "200 Best Small Companies" and #10 among Fortune Small Business' "FSB 100: America's Best Small Companies"; CompuDyne has six businesses; each with leading positions in physical and electronic security and technology-based solutions for the public security market. Norment Security Group is the world's largest supplier of physical and electronic security products, as well as integration and maintenance services, to the corrections and courthouse markets. Norshield Security Products is the largest provider of bullet, blast and attack resistant products to U.S. embassies, banks, courthouses and other highly secured facilities in the U.S. and around the world. Quanta Systems and its Data Control Systems division is a supplier of security and specialty engineering services and telecommunications products to the military, intelligence and commercial markets. Sysco and CorrLogic sell large-scale software products for access control, alarm monitoring, computer network security, and institutional management solutions. Fiber SenSys designs and manufactures fiber-optic sensors and related systems using optical fiber, proprietary optics and digital signal processing. CompuDyne also has an investment in, and has initiated a full merger with, Tiburon Inc. Tiburon has developed, implemented, and supported automated information solutions for public safety and justice agencies worldwide since 1980. With more than 400 government agencies supported by 250 employees from nine offices across the United States, Tiburon is believed to be the largest participant in the public safety software market.


Certain statements made in this press release constitute "forward-looking statements" within the meaning of the federal securities law, including those statements concerning the Company's expectations with respect to future events. These statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks inherent in CompuDyne's business and with respect to future uncertainties are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.